UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2020

Qualigen Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37428	26-3474527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2042 Corte Del Nogal, Carlsbad, California 92011

(Address of principal executive offices) (Zip Code)

(760) 918-9165

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $.001 per share	QLGN	The Nasdaq Capital Market of The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act [  ]

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On December 7, 2020, our Board of Directors (the “Board”) appointed Sidney Emery, Jr. as a member of the Board, to fill a vacant seat on the Board. The Board has determined that Mr. Emery is an independent director under applicable rules of the Securities and Exchange Commission and the Nasdaq Stock Market LLC.

Mr. Emery will receive the standard compensation for his service at the same level as our other non-employee directors: a $40,000 annual cash stipend (prorated for time of service) and 50,000 stock options. Mr. Emery is expected to enter into our standard form of indemnification agreement.

In 2010 Mr. Emery acquired Supply Chain Services and, as its Chief Executive Officer, grew it into a premier provider of automatic identification and data capture and factory automation solutions before selling the business to Sole Source Capital LLC in May 2020. Before Supply Chain Services, he served as Chairman and Chief Executive Officer of MTS Systems Corporation (Nasdaq-GS: MTSC), a leading global supplier of mechanical testing systems and high-performance industrial position sensors.

Mr. Emery served on the Board of Directors of Allete, Inc. (NYSE: ALE), a Minnesota-based utilities and energy company, from 2006 to 2018. Mr. Emery chairs the University of St. Thomas School of Engineering Board of Governors.

Mr. Emery holds a PhD in Industrial Engineering from Stanford University and a BS in Engineering from the US Naval Academy. He served for 10 years in the US Navy (including on gunboats in Vietnam).

Mr. Emery has been named to serve on the following committees of our Board: Nominating and Corporate Governance Committee (chair), Audit Committee and Compensation Committee.

There is no arrangement or understanding between Mr. Emery and any other persons or entities pursuant to which he was elected as a director.

Since the beginning of our last fiscal year, there have been no transactions, or currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds $120,000, and in which Mr. Emery, or any member of his immediate family, had or will have a direct or indirect material interest.

In addition, on December 7, 2020, our Board appointed Amy Broidrick as our Executive Vice President/Chief Strategy Officer. (This is a newly-created officer position.) Ms. Broidrick will also retain her seat on the Board, which she has held since August 2020.

The Board ratified decisions made earlier on December 7, 2020 by the Compensation Committee of the Board regarding compensation for Ms. Broidrick as Executive Vice President and Chief Strategy Officer, including:

1.	Salary of $400,000 per annum.

2.	A cash bonus of $100,000 for each human clinical trial that begins in calendar year 2021. (She is also eligible to receive discretionary bonuses.)

3.	150,000 stock options (to be incentive stock options, to the extent allowed by law) under our 2020 Stock Incentive Plan.

As Ms. Broidrick will no longer qualify as an independent director under applicable rules of the Securities and Exchange Commission and the Nasdaq Stock Market LLC, she will as of December 7, 2020 cease accruing her independent-director cash stipend (which was at the rate of $40,000 per annum, prorated for time of service).

From 2016 to July 2020, Ms. Broidrick has served as Senior Vice President, Global Head of Corporate Development of Viking Therapeutics, Inc. (Nasdaq: VKTX), a clinical-stage biopharmaceutical company. Before that, she was Vice President, Head of Global Marketing Excellence and Business Innovation with EMD Serono (part of Merck KGaA). Earlier, she was Vice President, Head of Marketing and Commercialization at Arena Pharmaceuticals, Inc., and had significant roles and responsibilities at Merck & Co., Inc. and G.D. Searle & Company. Ms. Broidrick is currently 62 years old.

There is no arrangement or understanding between Ms. Broidrick and any other persons or entities pursuant to which she was selected as an officer.

Since the beginning of our last fiscal year, there have been no transactions, or currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds $120,000, and in which Ms. Broidrick, or any member of her immediate family, had or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALIGEN THERAPEUTICS, INC.

Date: December 8, 2020	By:	/s/ Michael S. Poirier
Michael S. Poirier, President and Chief Executive Officer